Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Accelerate Diagnostics, Inc. for the registration of common stock, preferred stock, debt securities, warrants, units, and subscription rights and to the incorporation by reference therein of our reports dated February 27, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Accelerate Diagnostics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Phoenix, Arizona

April 13, 2017